page F-9

                                   EXHIBIT 21
                           SUBSIDIARIES OF THE COMPANY

Company                             Jurisdiction                      Ownership
-------------------------------------------------------------------------------
Aerometrics, Inc.                   Minnesota                             100%

Alnor Instrument Company            Minnesota                             100%

Handar                              California                            100%

TSI Foreign Sales Corporation       Barbados, West Indies                 100%

TSI France Inc.                     Minnesota                             100%

TSI GmbH                            Germany                               100%

Transducer Research, Inc.           Minnesota                             100%

TSI Instruments, Inc.               Michigan                              100%